Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 16, 2004 relating to the consolidated financial statements, which appears in the 2004 Annual Report to Shareholders of Cisco Systems, Inc., which is incorporated by reference in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2004. We also consent to the incorporation by reference of our report dated September 16, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California

October 25, 2004